Exhibit 5.1

Tel   713.758.2222   Fax   713.758.2456

May 24, 2016

TARGA RESOURCES CORP.

1000 Louisiana, Suite 4300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Targa Resources Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale from time to time by the Company of common stock, par value $0.001, having an aggregate offering price of up to $500,000,000 (the “Shares”), pursuant to that certain Equity Distribution Agreement dated May 24, 2016 (the “Distribution Agreement”) between the Company and Barclays Capital Inc., Capital One Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., and Wells Fargo Securities, LLC. We have participated in the preparation of a Prospectus Supplement dated May 24, 2016 (the “Prospectus Supplement”) and the Prospectus dated May 23, 2016 (the “Prospectus”) forming part of the Registration Statement on Form S-3 filed on or about the date hereof (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Amended and Restated Certificate of Incorporation of the Company, dated December 10, 2010, as amended by the Certificate of Designations thereto, dated March 16, 2016; (iii) the Amended and Restated Bylaws of the Company, dated December 10, 2010, as amended by the First Amendment thereto, dated January 12, 2016; (iii) the Distribution Agreement; (iv) resolutions of the Board of Directors of the Company dated May 17, 2016; (v) the written consent of the ATM Committee of the Company, dated May 23, 2016; and (vi) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Shares will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus, and the Distribution Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

May 24, 2016 Page 2

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued and delivered against payment therefore as provided in the Distribution Agreement, will be validly issued, fully paid and non-assessable, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus.

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.